Exhibit 5.1

December 3, 2009
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160
     Re:     Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special counsel to Midwest Banc Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 17,250,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”) issuable upon exchange for outstanding Depositary Shares, $25.00 liquidation amount per share (the “Depositary Shares”), each representing 1/100th fractional interest in a share of the Company’s Series A Noncumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”), pursuant to the terms and subject to the conditions set forth in the prospectus contained in the registration statement (the “Prospectus”) on Form S-4 under the Securities Act filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”).
     In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Amended and Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, and the Certificate of Designation for the Series A Preferred Stock, as well as such other corporate records, documents and other papers as we deemed necessary to examine for purposes of this opinion. We have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the genuineness of all signatures.
     Based on the foregoing, we are of the opinion that when the Registration Statement has become effective under the Securities Act and the Shares have been duly issued and delivered in exchange for the Depositary Shares in accordance with the terms in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

Midwest Banc Holdings, Inc.
December 3, 2009

     We are duly licensed to practice law in the State of Illinois and in rendering the opinion set forth herein, we express no opinion as to the laws of any other jurisdiction other than the laws of the State of Illinois and the laws of the State of Delaware, as currently in effect.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus included therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Vedder Price P.C.